EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces First Quarter 2018 Results

•	Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the first quarter 2017 distribution, to $0.3975 per unit, the thirteenth consecutive quarterly increase in distributions

•	Quarterly net income attributable to the Partnership of $12.3 million

•	Quarterly MLP distributable cash flow of $14.5 million

•	Quarterly distribution coverage ratio of 1.13x
Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $12.3 million, or $0.36 per limited partner unit, for the three months ended March 31, 2018, an increase of $2.5 million compared to first quarter 2017 net income attributable to the Partnership of $9.8 million. The increase in net income attributable to the Partnership was primarily due to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo") effective as of July 1, 2017 and increased production as compared to the prior-year period. Cash flows provided by operating activities in the first quarter of 2018 were $106.2 million, a decrease of $42.9 million compared to first quarter 2017 cash flows provided by operating activities of $149.1 million. The decrease in cash flows provided by operating activities was due to a decrease in working capital that occurred in the first quarter of 2017 as OpCo collected certain reimbursements from Westlake Chemical Corporation (“Westlake”) associated with the turnaround and 250 million pound expansion of OpCo’s Petro 1 facility in Lake Charles, Louisiana during 2016. For the three months ended March 31, 2018, MLP distributable cash flow was $14.5 million, an increase of $3.1 million compared to first quarter 2017 MLP distributable cash flow of $11.4 million. The increase in MLP distributable cash flow as compared to the prior-year period was primarily due to the Partnership's increased ownership interest in OpCo. The first quarter of 2017 was negatively impacted by the turnaround and 100 million pound expansion of OpCo’s Calvert City facility, which began in March and was completed in April 2017.
First quarter 2018 net income attributable to the Partnership of $12.3 million, or $0.36 per limited partner unit, decreased by $3.2 million from fourth quarter 2017 net income attributable to the Partnership of $15.5 million due to lower third party sales prices and decreased production resulting from a power outage and supply constraints for industrial gases. First quarter 2018 cash flows provided by operating activities of $106.2 million decreased by $29.2 million compared to fourth quarter 2017 cash flows from operations of $135.4 million. The decrease in cash flows provided by operations was primarily due to lower third party sales prices, decreased production and changes in working capital. First quarter 2018 MLP distributable cash flow of $14.5 million decreased by $2.3 million compared to fourth quarter 2017 MLP distributable cash flow of $16.8 million due to lower third party sales prices and decreased production.
On September 29, 2017, the Partnership issued and sold 5,175,000 common units representing limited partner interests in the Partnership for $113.9 million. The Partnership used the net proceeds of the public offering and approximately $118.6 million of borrowings under the $600 million senior unsecured revolving credit agreement with a subsidiary of Westlake to acquire an additional 5% interest in OpCo for $229.2 million, effective as of July 1, 2017.

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On April 30, 2018, the Board of Directors of Westlake Chemical Partners GP LLC, the general partner of the Partnership, announced a quarterly distribution for the first quarter of 2018 of $0.3975 per limited partner unit to be payable on May 24, 2018 to unit holders of record as of May 10, 2018. The first quarter 2018 distribution increased 12% compared to the first quarter 2017 distribution and 2.9% compared to the fourth quarter 2017 distribution. MLP distributable cash flow provided coverage of 1.13x the declared distributions for the first quarter of 2018.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"We are pleased with the Partnership's performance for the first quarter of 2018. We continue to benefit from the 350 million pounds of ethylene capacity that has been added over the past two years and the additional ownership in OpCo acquired in the third quarter of 2017. This quarter we increased our distribution for the thirteenth consecutive quarter and are evaluating all opportunities available to continue to grow our cash flows and distributions," said Albert Chao, President and Chief Executive Officer.
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to opportunities to continue to grow our cash flows and distributions, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC in March 2018.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"), but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. A reconciliation of MLP distributable cash flow and EBITDA to net income and net cash provided by operating activities can be found in the financial schedules at the end of this release. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions from turnaround reserves and maintenance capital expenditures. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. Because MLP distributable cash flow and EBITDA may be defined differently by other companies in our industry, our definitions of MLP distributable cash flow and EBITDA may not be comparable to similarly titled measures of other companies.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 18.3% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' first quarter 2018 results will be held Thursday, May 3, 2018 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 6086876.
This call will be available for replay beginning at 2:00 PM Eastern Time until 11:59 PM Eastern Time on May 10, 2018. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 6086876.
The conference call will also be available via webcast at: https://edge.media-server.com/m6/p/kuk4tmwe and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$235,031	$212,930
Net co-product, ethylene and other sales—third parties	49,241	64,518
Total net sales	284,272	277,448
Cost of sales	191,767	179,487
Gross profit	92,505	97,961
Selling, general and administrative expenses	7,133	7,828
Income from operations	85,372	90,133
Other income (expense)
Interest expense—Westlake	(4,866)	(5,460)
Other income, net	491	1,658
Income before income taxes	80,997	86,331
Provision for income taxes	283	303
Net income	80,714	86,028
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	68,419	76,264
Net income attributable to Westlake Partners	$12,295	$9,764

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.36	$0.35
Subordinated units	$—	$0.35

Distributions declared per unit	$0.3975	$0.3549

MLP distributable cash flow	$14,510	$11,447

Distributions declared
Limited partner units—public	$7,201	$4,591
Limited partner units—Westlake	5,613	5,012
Incentive distribution rights	733	231
Total distributions declared	$13,547	$9,834
EBITDA	$113,561	$121,941

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2018	December 31, 2017

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$24,980	$27,008
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	134,712	136,510
Accounts receivable, net—Westlake	43,257	43,884
Accounts receivable, net—third parties	19,017	18,083
Inventories	5,171	5,590
Prepaid expenses and other current assets	161	314
Total current assets	227,298	231,389
Property, plant and equipment, net	1,183,409	1,196,245
Other assets, net	81,897	87,642
Total assets	$1,492,604	$1,515,276

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$37,287	$40,240
Long-term debt payable to Westlake	477,608	473,960
Other liabilities	2,386	2,327
Total liabilities	517,281	516,527
Common unitholders—public	410,786	411,228
Common unitholder—Westlake	49,872	50,265
General partner—Westlake	(241,839)	(241,958)
Accumulated other comprehensive income	298	279
Total Westlake Partners partners' capital	219,117	219,814
Noncontrolling interest in OpCo	756,206	778,935
Total equity	975,323	998,749
Total liabilities and equity	$1,492,604	$1,515,276

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WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2018	2017

	(In thousands of dollars)
Cash flows from operating activities
Net income	$80,714	$86,028
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	27,698	30,150
Other balance sheet changes	(2,190)	32,900
Net cash provided by operating activities	106,222	149,078
Cash flows from investing activities
Additions to property, plant and equipment	(9,679)	(23,168)
Maturities of investments with Westlake under the Investment Management Agreement	112,000	—
Investments with Westlake under the Investment Management Agreement	(110,000)	—
Other	—	1,682
Net cash used for investing activities	(7,679)	(21,486)
Cash flows from financing activities
Proceeds from debt payable to Westlake	3,648	17,000
Repayment of debt payable to Westlake	—	(11,423)
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(91,148)	(89,617)
Quarterly distributions to unitholders	(13,071)	(9,478)
Net cash used for financing activities	(100,571)	(93,518)
Net increase (decrease) in cash and cash equivalents	(2,028)	34,074
Cash and cash equivalents at beginning of period	27,008	88,900
Cash and cash equivalents at end of period	$24,980	$122,974

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$135,441	$106,222	$149,078
Changes in operating assets and liabilities and other	(37,126)	(25,508)	(63,050)
Net Income	$98,315	$80,714	$86,028
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,889	28,265	30,150
Less:
Contribution to turnaround reserves	(7,939)	(4,148)	(7,239)
Maintenance capital expenditures	(9,694)	(7,979)	(8,490)
Incentive distribution rights	(614)	(733)	(231)
Distributable cash flow attributable to noncontrolling interest in OpCo	(91,149)	(81,609)	(88,771)
MLP distributable cash flow	$16,808	$14,510	$11,447

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended December 31,	Three Months Ended March 31,
	2017	2018	2017
	(In thousands of dollars)

Net cash provided by operating activities	$135,441	$106,222	$149,078
Changes in operating assets and liabilities and other	(37,126)	(25,508)	(63,050)
Net Income	$98,315	$80,714	$86,028
Add:
Depreciation and amortization	27,483	27,698	30,150
Interest expense	4,269	4,866	5,460
Provision for income taxes	355	283	303
EBITDA	$130,422	$113,561	$121,941